Exhibit No. 99

UNITED RETAIL GROUP, INC.
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
FOR EACH OF THE THREE FISCAL YEARS IN THE PERIOD ENDED JANUARY 31, 2004
(in thousands)

	Balance at Beginning Period	Additions Charged to Income	Adjustments and/or Deductions	Balance at End of Period
Sales Returns

January 31, 2004	$114	$1,522	($1,024)	$612
February 1, 2003	$114	$1,666	($1,666)	$114
February 2, 2002	$186	$2,566	($2,638)	$114

Inventory valuation allowance

January 31, 2004	$1,543	$2,448	($3,009)	$982
February 1, 2003	$1,586	$3,673	($3,716)	$1,543
February 2, 2002	$799	$2,860	($2,073)	$1,586

Report of Independent Registered Public Accounting Firm
on
Financial Statement Schedule

To the Board of Directors
of United Retail Group, Inc.:

Our audits of the consolidated financial statements referred to in our report dated February 20, 2004, except for Note 2, as to which the date is February 15, 2005 (which report and consolidated financial statements appear in Item 8 to this Form 10-K/A), also included an audit of the financial statement schedule listed in Item 15(a)(2) of this Form 10-K/A. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP

New York, New York
February 20, 2004, except for Note 2, as to which the date is February 15, 2005